Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in Form 8-K/A (regarding the acquisition of Midwave Corporation by Datalink Corporation, or our report dated March 31, 2011) relating to the financial statements of Midwave Corporation (which report expresses an unqualified opinion) for the years ended December 25, 2010 and December 26, 2009.

/s/ Baker Tilly Virchow Krause, LLP

Minneapolis, Minnesota
December 16, 2011